                                                                   Exhibit 10.31

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
    BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

                             COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the "Agreement") is made and entered into as of the last execution date by a Party to this Agreement ("Effective Date") by and between EXELIXIS, INC., a Delaware corporation having a principal place of business at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 ("Exelixis"), and CYTOKINETICS, INC., a Delaware corporation having a place of business at 280 East Grand Avenue, South San Francisco, California 94080 ("Cytokinetics"). As used herein, references to Cytokinetics and Exelixis shall also include their respective Affiliates.

                                   BACKGROUND

        A. Cytokinetics is engaged in the research, development and commercialization of biotechnology and pharmaceutical products;

        B. Exelixis is engaged in the research, development and commercialization of biotechnology, pharmaceutical, agrochemical and agricultural products and has developed novel proprietary methods for the generation of compound libraries;

        C. Cytokinetics desires to obtain, and Exelixis desires to supply, certain of such compounds for screening and further evaluation and development by each Party, all on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

          1.      DEFINITIONS.

                  1.1 "AFFILIATE" shall mean an entity which controls, is controlled by or is under the common control with a Party. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

                  1.2 "COLLABORATION" shall mean a collaborative relationship between a Party and a third party(ies), the subject of which is the research, discovery, development, manufacturing and/or commercialization of Pharmaceuticals.

                  1.3 "COMPOUND" shall mean each chemically distinct compound that is synthesized by Exelixis that fulfills fee Quality Control Criteria on a per Plate basis and is delivered to Cytokinetics in accordance with Section 3.4.

                  1.4 "COMPOUND PATENT" shall mean patents and patent applications covering the composition, use, or method of preparation, of any Compound, filed after the date of synthesis of such Compound hereunder, whether foreign or domestic, all patents arising from such applications, and all patents and patent applications based on, or claiming or corresponding to the priority dates, of

                                       -1
any of the foregoing and any renewals, reissues, extensions, (or other governmental actions that provide exclusive right to the owner thereof in the patented subject matter beyond the original expiration date), substitutions, confirmations, registrations, revalidations, reexaminations, additions, continuations, continued prosecutions, continuations-in-part or divisions of or to any of the foregoing, including, without limitation, supplementary protection certificates or the equivalent thereof.

                  1.5 "CONFIDENTIAL INFORMATION" shall have the meaning as set forth in Article 5.

                  1.6 "DESIGN CRITERIA" shall mean the criteria for the design and/or synthesis of the Compounds as established by the JRC pursuant to
Section 3.2.

                  1.7 "DRUG PRODUCT" shall mean a composition of matter used in the treatment, prevention or diagnosis of disease, state or condition, which composition of matter is (i) a Compound, or (ii) derived from the use of a Compound as [*] of such composition of matter.

                  1.8 "DRUG PRODUCT USE" shall mean use solely to research, develop and/or commercialize a Drug Product, internally or as part of a Collaboration, including the right to have any of the foregoing conducted on a Party's (including Collaboration partners') behalf by a third party.

                  1.9 "EXELIXIS BACKGROUND TECHNOLOGY" shall mean Exelixis Patent Rights and Exelixis Know-How.

                           1.9.1    "EXELIXIS PATENT RIGHTS" shall mean (i)
patents and patent applications, whether foreign, or domestic, that claim, or are necessary or useful to exploit (A) a Compound or composition-of-matter containing such Compound or a method of use thereof or (B) a process developed prior to the Effective Date and/or under the Research Program, in each case, for the synthesis of Compounds (or analogs or derivatives thereof as provided in Section 4.2.2), and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, or extensions to the extent the same have an earliest effective filing date prior to the date described in (i) above, and any (iii) substitutions, confirmations, registrations, or revalidations of any of the foregoing, in each Case, which are owned or controlled by Exelixis (solely or jointly), to the extent Exelixis has the right to license or sublicense the same.

                           1.9.2    "EXELIXIS KNOW-HOW" shall mean synthetic
protocols developed prior to the Effective Date and/or under the Research Program, in each case, which are necessary or useful for the synthesis of the Compounds (or analogs or derivatives thereof as provided in Section 4.2.2), and any technical information, know-how, process, procedure, composition, method, formula, technique, software, design, drawing or data directly relating to the Compounds or necessary or useful for the manufacture, use or exploitation thereof.

                  1.10 "INTERNAL RESEARCH USE" shall mean use solely for research and/or pharmaceutical lead discovery purposes, internally or as part of a Collaboration, including the right to have any of the foregoing conducted on a Party's (including Collaboration partners') behalf by a

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third party; provided, it is understood and agreed that such use shall exclude the right to develop and/or commercialize the Compounds.

                  1.11 "PARTY" OR "PARTIES" shall mean individually Exelixis, Cytokinetics or an Affiliate of the same, and collectively, Exelixis, Cytokinetics and their Affiliates.

                  1.12 "PLATE" shall have the meaning as set forth in Appendix B.

                  1.13 "PROGRAM COMPOUND INFORMATION" shall mean data, methods, results, conclusions, information and/or deliverables generated in connection with the design and/or production of the Compounds under the Research Program that are necessary for a person trained in the art of compound synthesis to make the Compounds, including without limitation, Design Criteria, structure, composition, results from Quality Control Criteria analysis of each Compound by [*], methods of synthesis, synthons, and non-commercially available building blocks relating to the Compounds.

                  1.14 "QUALITY CONTROL CRITERIA" OR "QCC" shall mean the quality control criteria established by the Parties as described in Appendix B, as may be amended by the JRC from time to time.

         2.       RESEARCH PROGRAM.

                  2.1 GENERAL. Cytokinetics and Exelixis will conduct a research program on a collaborative basis with the principal goal of producing a high throughput screen library consisting of up to a total of [*] ([*]) Compounds (the "Research Program"). The Research Program shall be conducted in accordance with the Design Criteria as established by the JRC, unless otherwise agreed by the Parties in writing. Each Party agrees to keep the other Party informed of its progress and activities within the Research Program. The scientific scope of the Research Program is further described in Appendix A, attached hereto, as may be amended in writing by the JRC from time to time under
Section 3.2.

                  2.2 LIBRARY. Exelixis shall diligently utilize its combinatorial Chemistry expertise and apply its related technologies, as directed by the JRC, to generate the Compounds on behalf of the Parties. Exelixis shall be responsible for all components of library production, analytics, informatics and formatting.

                  2.3 NOVEL COMPOUNDS. Exelixis and Cytokinetics shall each use their respective diligent efforts to design Compounds that are not covered by any Exelixis or Cytokinetics intellectual property either (i) existing as of the Effective Date and excluded from the Research Program or (ii) arising outside of the Research Program during the Term (as defined in Section 8.1) that is owned, assigned and/or licensed by Exelixis or Cytokinetics. Without limiting the foregoing, each Party shall use its diligent efforts to not (i) design and/or synthesize any Compounds under this Agreement that have been, or are in the process of being, designed and/or synthesized under any other collaboration(s) it has with a third party, and/or (ii) design and/or synthesize any other compounds under any other collaboration(s) it has with a third party that have been, or are in the process of being, designed and/or synthesized as a Compound under this Agreement.

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  omitted portions.

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

                  2.4 PERSONNEL. In accordance with Section 5.1, Exelixis may disclose to employees and personnel of Exelixis (each, a "Research Program Personnel"), on a need to know basis under circumstances that ensure the confidentiality thereof, information within the Program Compound Information, including any Cytokinetics Confidential Information, Design Criteria, and/or Quality Control Criteria included therein, solely to conduct their designated activities under the Research Program. Exelixis may disclose to third parties who are under contractual relationship with Exelixis to synthesize scaffolds and/or generic structures (each a "Exelixis Third Party Supplier") information within the Program Compound Information (but excluding Design Criteria, Quality Control Criteria, specific structures or compositions of the Compounds to be produced hereunder, or results from Quality Control Criteria analysis of the Compounds by [*]) to the extent necessary for such Exelixis Third Party Supplier to perform its activities as described hereunder. Any Exelixis Third Party Supplier performing such activities shall be under a confidentiality agreement with Exelixis on terms no less restrictive than the confidentiality provisions of this Agreement.

                  2.5 NO CONFLICTING ACTIVITIES. During the Term of this Agreement, Exelixis shall not, and shall ensure that the Research Program Personnel shall not, conduct the Research Program in conjunction with any other projects being conducted at, or on behalf of, Exelixis that would (a) conflict with any of the provisions of this Agreement, or (b) preclude Exelixis from complying with the provisions hereof. In addition, Exelixis shall not enter into agreements with Exelixis Third Party Suppliers that conflict with any of the provisions of this Agreement and shall use diligent efforts to ensure compliance with the confidentiality provisions, documentation requirements and intellectual property rights provisions of this Agreement.

                  2.6 RECORDS. In connection with the performance of the Research Program, Exelixis shall ensure that the Research Program Personnel who perform such services shall maintain laboratory notebooks, records and data ("Records") in accordance with good laboratory and research practices.

                  2.7 REPORTS. Exelixis shall promptly provide to the JRC documentation as to the Compounds, Program Compound Information, Records, methods, results, conclusions, information and/or other deliverables made, conceived, reduced to practice or otherwise generated in connection with this Agreement ("Reports"). All Reports, Records, including any required laboratory notebooks, records and data pursuant to any research services conducted under the Research Program, shall be [*] by [*] and [*], shall be treated in all respects as [*] Confidential Information of [*] and [*], and [*] shall have the right to disclose, use and exploit such information in conjunction with its disclosure, use and exploitation of the Compounds and Program Compound Information in accordance with Article 4. The JRC shall deliver to Cytokinetics such documentation from time to time and Without request by Cytokinetics.

                  2.8 FURTHER ASSURANCES. Exelixis shall provide to Cytokinetics documentation reasonably requested by Cytokinetics in order to assist Cytokinetics in determining whether any Compounds, Program Compound Information, Plates, Records, Reports, and/or other deliverables comply fully with this Article 2, Article 3 and Appendices A and B.

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

         3.       RESEARCH PROGRAM OVERVIEW.

                  3.1 JOINT RESEARCH COMMITTEE. Promptly after the Effective Date, the Paries shall establish a six (6) member committee (the "Joint Research Committee" or "JRC") composed of three (3) representatives from each Party to manage the Research Program. Each representative of the JRC shall have one (1) vote. All decisions of the JRC shall be made by unanimous vote. In the event a unanimous decision can not be reached, then either Party may, by written notice to the other Party, have such issue referred to the [*] of Cytokinetics and Exelixis, [*] and [*], respectively, for resolution by good faith negotiations within thirty (30) days after such notice is received. Minutes of the JRC shall be taken, and shall, at a minimum, record all decisions made. Such minutes shall be approved by both Parties. Each Party may replace its appointed JRC representatives at any time upon written notice to the other Party.

                  3.2 JRC RESPONSIBILITIES. The JRC shall be responsible for planning, overseeing, reviewing and coordinating the work being done under the Research Program, including; (i) making decisions regarding the specific details of templates and Compounds for synthesis, including without limitation the Design Criteria for the Compounds; (ii) evaluating progress against timelines established by the JRC for the Research Program, including without limitation the design, quality assurance testing and delivery of Compounds;
(iii) establishing and monitoring the schedule for delivery of Compounds; (iv) establishing, maintaining and updating on an ongoing basis a database record of the design of each of the Compounds and each Party's contribution to such design, as further described in Section 4.3.2; (v) recording and approving meeting minutes; and (vi) having the authority to accept or reject any Plates and/or Compound(s) synthesized that failed the Quality Control Criteria established by the Parties as set forth in Appendix B attached hereto, as may be amended in writing by the JRC from time to time.

                  3.3 MEETINGS. The JRC shall meet quarterly, or as more or less often as otherwise mutually agreed by the Parties, at such locations as the Parties agree. It is understood that such meetings shall be held at least quarterly in person, otherwise by telephone, in writing or by electronic mail. The JRC shall provide monthly written updates to each Party as to the progress of the Research Program.

                  3.4      DELIVERABLES.

                           3.4.1    COMPOUNDS. Exelixis shall deliver to
Cytokinetics, in accordance with the timelines as established by the JRC, the number of unique Compounds as set forth in Table 1 below, such Compounds to be delivered in Plates in accordance with the provisions of Appendices A and B:

Table 1:

Year      No. Of Compounds
----      ----------------
[*]             [*]
[*]             [*]
[*]             [*]
[*]             [*]
[*]             [*]
Total:          [*]

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The JRC shall use diligent efforts to establish the Design Criteria for the
Compounds, and schedule the synthesis thereof, such that the Plates will be delivered to Cytokinetics on a regular basis, with the goal of making such deliveries [*], but in no event [*] (with goal of each such delivery equaling approximately [*] if [*] (and [*] if [*]) of the total amount of Compounds scheduled to be delivered in such year), or, as may be mutually agreed by the Parties, on an alternative schedule.

Exelixis shall deliver Plates to Cytokinetics promptly following the synthesis and quality assurance testing of the Compounds formatted thereon; provided, Exelixis shall use diligent efforts to complete such synthesis, quality assurance testing, and delivery of Plates within [*] ([*]) months after the JRC has established the Design Criteria of the Compounds formatted thereon. In the event Exelixis is unable to maintain such scheduled synthesis, quality assurance testing, and/or deliveries it shall provide Cytokinetics with prompt written notice thereof.

                           3.4.2    PLATE FORMAT. All Compounds shall be
formatted according to Appendix A; provided, that if requested by Cytokinetics, Exelixis may deliver a format that consists of [*] ([*]) compounds per Plate. Other formats proposed by Cytokinetics shall be reviewed and agreed in writing by the JRC. Any additional final custom formatting for Cytokinetics' purpose shall be performed at Cytokinetics.

                           3.4.3   ACCEPTANCE/REJECTION/RESYNTHESIS/REPLACEMENT
OF PLATE(S). All Plates that fulfill the Quality Control Criteria set forth in Appendix B and are delivered to Cytokinetics shall be deemed accepted ("Accepted Plates"). Plates that do not fulfill Quality Control Criteria will be reviewed by the JRC and accepted, rejected or designated for re-synthesis by the JRC. If a Plate is accepted by the JRC, the compounds on such Plate shall be considered to have met the Quality Control Criteria and shall be deemed Compounds. If a Plate is rejected, upon agreement with the JRC, the entire Plate may be resynthesised. The re-synthesis of Plates shall not involve either reformatting of compounds, removal or replacement of compounds. Exelixis shall promptly notify the JRC of the existence of any excess template material. Any excess template material shall [*] the Parties and made available to each of the Parties within a reasonable time after the JRC's receipt of such notification from Exelixis. With respect to Plates, and/or compounds synthesized by Exelixis under the Research Program which are rejected by the JRC, the JRC shall determine whether such Plates and/or compounds, including any related Program Compound Information, shall be destroyed and/or [*] between the Parties. It is understood and agreed, that neither Party shall have the right to disclose, use and/or exploit such rejected Plates and/or compounds, including any related Program Compound Information, except as expressly authorized by the JRC in writing. In the event that the Plate(s) delivered to Cytokinetics contain Compound(s) that do not substantially match with the Program Compound Information supplied by Exelixis, Cytokinetics shall notify Exelixis within [*] thereof, and Exelixis shall promptly replace such Plate(s) with Plate(s) of Compounds substantially matching such Program Compound Information, [*] to Cytokinetics. Notwithstanding the above, Exelixis shall not be responsible for losses resulting from, relating to or arising from (i) acts or omissions or the gross negligence or willful misconduct of Cytokinetics or (ii) damage to Plates or Compounds that occur after delivery to Cytokinetics.

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                           3.4.4    PROGRAM COMPOUND INFORMATION. At the time of
delivery of each Plate, Exelixis shall deliver to Cytokinetics Program Compound Information substantially relating to each Compound contained on such Plate. Exelixis and Cytokinetics will diligently work to define a suitable electronic format, and subject to electronic file format compatibility, Exelixis shall make the Program Compound Information available in electronic files for batch registration as set forth in Appendix B.

                           3.4.5    OTHER DELIVERABLES. Without limiting the
foregoing, Exelixis shall deliver to Cytokinetics the deliverables set forth on Appendix A in accordance with the time schedules set forth therein.

         4.       OWNERSHIP AND USE OF MATERIALS AND INFORMATION AND LICENSES.

                  4.1 COMPOUNDS AND [*]. All right, title and interest in and to the Compounds and [*] shall be jointly owned by Cytokinetics and Exelixis, shall be treated in [*] Confidential Information of [*], and each Party shall have the right to disclose, use and exploit such Compounds and [*] in accordance with the rights and licenses granted in this Article 4. Each Party shall have a worldwide, [*], assignable, fully paid-up, royalty free, [*] right, with the right to grant and authorize sublicenses subject to Section 4.1 (i) and
(ii) below, under such right, title and interest to disclose, use and exploit the Compounds and [*], including the right to resynthesize such Compounds, for
(i) Internal Research Use, and (ii) Drug Product Use, [*]; provided, in each case, [*] shall have the right to sell, license, sublicense, lend, lease, assign or otherwise transfer the Compounds and/or [*] to any third party, except (a) for contract research, contract development, contract manufacturing or Collaboration purposes or (b) as a Drug Product. The Parties expressly understand and agree that no rights or licenses are granted by [*] to [*] under this Section 4.1, whether by implication, estoppel or otherwise, except as expressly set forth in this Section 4.1. [*] shall have the right to research, develop, make, have made, import, have imported, use, sell and offer for sale analogs and derivatives of the Compounds without limitation, but no rights or licenses are granted, or obligations imposed, [*] pertaining to such analogs and derivatives. Subject to the confidentiality provisions contained herein, [*] shall also have the right to practice and use [*] with such analogs and derivatives.

                  4.2      LICENSE TO EXELIXIS BACKGROUND TECHNOLOGY.

                           4.2.1    COMPOUNDS. For each Compound on an Accepted
Plate and its corresponding Program Compound Information, Exelixis hereby grants to Cytokinetics a worldwide, nonexclusive, royalty-free, fully-paid-up, [*], sublicenseable subject to Section 4.2.1(i) and (ii) below, right and license, under the Exelixis Background Technology to practice and use all intellectual property rights therein with respect to such Compound and Program Compound Information, including the right to resynthesize such Compounds, for (i) Internal Research Use, and (ii) Drug Product Use; provided, Cytokinetics shall not have the right to license or sublicense the Exelixis Background Technology to any third party, except as it relates to its practice and use of the

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

Compounds and/or Program Compound Information (a) for contract research, contract development, contract manufacturing or Collaboration purposes, or (b) as a Drug Product.

                           4.2.2    ANALOGS AND DERIVATIVES OF COMPOUNDS. In
addition, Exelixis hereby grants to Cytokinetics a worldwide, nonexclusive, royalty-free, fully-paid-up, [*], sublicenseable (as provided below), right and license, under the Exelixis Background Technology to practice and use all methods of synthesis developed prior to the Effective Date and/or under the Research Program, in each case, to research, develop, make, have made, import, have imported, use, sell and offer for sale analogs and derivatives of such Compounds and Program Compound Information for the same uses described in
Section 4.2.1 (i) and (ii) above, except such uses, including sublicensing rights, shall apply to such analogs and derivatives rather than such Compounds.

                  4.3      PATENTS AND PATENT APPLICATIONS.

                           4.3.1    COMPOUND PATENTS. It is anticipated that
each Party may independently file Compound Patents claiming Compounds when utility has been established for such Compounds by or on behalf of a Party. Each Party hereby grants to the other Party a worldwide, perpetual, irrevocable, assignable, fully paid-up, royalty-free, non-exclusive license, (with the right to sublicense to third parties pursuant to a Collaboration), under its Compound Patents to practice and use any and all methods of use and compositions of matter claims contained therein obtained on the Compound(s), including the right to resynthesize such Compound(s), in each case, solely for Internal Research Use. Notwithstanding the foregoing, it is understood that a patent claim of a Compound Patent may encompass many compounds in addition to the Compound(s), and that no license or other intellectual property right is granted to the other Party in respect of such additional compounds encompassed by the claims, including any methods of use or compositions of matter thereof, that are not Compound(s).

                           4.3.2    NOVEL COMPOUNDS: INVENTORSHIP AND COMPETING
FILINGS.

                                    (a)      DESIGN CRITERIA. The JRC shall,
with respect to each Compound designed and/or synthesized under the Research Program, mutually determine in good faith whether the chemical identity of such Compound was designed solely by Cytokinetics, solely by Exelixis, or jointly. After this mutual determination is made, the JRC shall document the full names of each Party's personnel responsible for the design of such Compound in question in a suitable database or other permanent record to which both Parties and their counsel shall have access. The Parties acknowledge that their determination of design under this Section 4.3.2 will be made in the absence of any knowledge concerning the specific utility of such Compounds. Accordingly, any determination made under this Section 4.3.2 shall be limited to design, alone, and shall not, per se, be construed as a determination of inventorship of such Compounds in question.

                                    (b)      INVENTORSHIP AND COMPETING FILINGS.

                                             (i)    The timing and strategy of
filing Compound Patents shall be at the sole discretion of the Party wishing to file ("the Applicant Party"); provided both Parties agree not to file any Compound Patent claiming one (1) or more Compounds until utility has been in

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

good faith reasonably established for such Compounds by or on behalf of such Party. The Applicant Party shall be under no obligation to discuss or disclose any portion of any Compound Patents to the other Party (the "Non-Applicant Party"), except, and only to the extent, as may be required by law to enable the Non-Applicant Party to perform its obligations under this Section 4.3.2. Subject to the foregoing, in no event shall the Applicant Party be required to disclose additional subject matter of the patent claims in such Compound Patents, such as specific uses recited or generic structures that encompass the Compound(s) and/or other compounds claimed. If an employee of the Non-Applicant Party is determined to be an inventor on a claim covering a Compound within a Compound Patent of the Applicant Party, then the Non-Applicant Party hereby assigns and agrees to assign its rights (subject to Section 4.3.2(b)(ii) below), and shall use its best efforts to ensure that such employee inventors assign their rights, of inventorship and ownership in such claim to the extent such claim is specifically directed to such Compound (but not to any other compounds covered in such claim), obtained by virtue of holding said rights under a duty to assign, to the Applicant Party, and to take all reasonable steps necessary, at the Applicant Party's expense, to perfect such assignment. It is understood and agreed that such claims on novel Compounds assigned under this Section 4.3.2 shall be subject to the licenses set forth in Section 4.3.1, including any rights and restrictions contained therein.

                                             (ii)   For the avoidance of doubt,
it is understood by the Parties that both may file Compound Patents on the same Compound(s) with the same or substantially the same utility, and that under this set of circumstances, the national patent laws in each country where competing filings are made shall be applied in and by the respective patenting authorities to determine questions of priority and patentability and shall determine the ownership of the competing claims. Each Party further agrees to cooperate, and shall use [*] efforts to ensure that its employee inventors cooperate, with the other in making any declarations, oath, assignments and the like necessary to perfect such filings. With respect to any information disclosed by a Party to the other Party pursuant to this Section 4.3.2, notwithstanding anything to the contrary in this Agreement, the receiving Party acknowledges that it shall have no right to use or disclose such information of the disclosing Party without the disclosing Party's prior written consent.

                                    (c)      SUBSEQUENT DISCLOSURES. With
respect to any further disclosures that may be required in order to prosecute and maintain claims already assigned under this Section 4.3.2, the assigning Party (the "Assignor") agrees to cooperate with the Party to whom such claims have been assigned (the "Assignee"), and to take all [*] steps necessary to perfect such assignment, including without limitation to use [*] efforts to ensure that each of its employee inventors on such claims cooperates with the Assignee on such further disclosures. On a case-by case basis, the Parties shall discuss and agree upon a mechanism by which such employee inventors of the Assignor on such claims may communicate and cooperate directly with the Assignee, including without limitation, having such employee inventors enter into a separate confidentiality agreement (which covers only such further disclosures) directly with the Assignee.

                           4.3.3    PROSECUTION OF PATENTS. Each Party shall be
solely responsible, at Its own expense and discretion, for prosecuting, maintaining, enforcing and defending patents solely owned by such Party, including without limitation those patent claims assigned to it by the other Party pursuant to Section 4.3.2.

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         5.       CONFIDENTIAL INFORMATION.

                  5.1 CONFIDENTIALITY. Each Party agrees to maintain, for a period of ten (10) years from the date of disclosure, as confidential and not use for any purpose or disclose to any third party (except to (i) Exelixis
Third Party Suppliers under Section 2.4, (ii) third party contractors from academic and contract research and/or development organizations authorized to conduct activities for a Party (including its Collaboration partners) under
Article 4, and (iii) Collaboration partners, in each case, on a need to know basis under circumstances that ensure the confidentiality thereof), all information disclosed by one Party to the other Party under this Agreement, whether in writing or presented, stored or maintained in or by electronic, magnetic or other means, and marked "Confidential" at the time of such disclosure, or if disclosed orally, confirmed in writing and marked as "Confidential" within thirty (30) days following such oral disclosure, including without limitation all such information relating to the business, plans and/or technology of the Parties hereto, including, but not limited to technical information, including inventions, discoveries, methods, plans, processes, specifications, characteristics, raw data, equipment design, know-how, show-how, experience and trade secrets; developmental, marketing, sales, operating and performance information; computer programming techniques; computational chemistry data or processes; information relating to the design of chemical structures and compounds, synthetic protocols, analytical data and procedures, including but not limited to, the Research Program, the Compounds and/or Program Compound Information for drug discovery and/or parallel synthesis directed to therapeutic, diagnostic, prophylactic, prognostic, agrochemical or agricultural applications; and all record-bearing media containing or disclosing the foregoing information and techniques, including written business plans, patents and patent applications, grant applications, notes and memoranda (collectively "Confidential Information").

                  5.2 EXCLUSIONS. Notwithstanding the foregoing, the Parties' obligations of confidentiality shall not apply to any information contained within the Confidential Information, to the extent such information:

                           (a)      was known to the receiving Party at the time
of receiving such information, as evidenced by its contemporaneous written records;

                           (b)      is now, or hereafter becomes, through no act
or failure to act on the part of the receiving Party, generally known or available in the public domain;

                           (c)      is the subject of a written permission to
disclose provided by the disclosing Party;

                           (d)      is independently developed by or for the
receiving Party without access to, or knowledge of, the disclosing Party's Confidential Information as evidenced by its contemporaneous written record; or

                           (e)      is hereafter furnished to the receiving
Party by a third party, as a matter of right and without restriction on disclosure.

                                      -10

                  5.3 RESTRICTIONS ON USE OF CONFIDENTIAL INFORMATION. Notwithstanding the provisions of Section 5.1 above, each Party may disclose the other Party's Confidential Information (i) solely to the extent necessary to exercise the rights granted, and obligations assigned, to it hereunder (provided it uses reasonable efforts to protect such information commensurate with the efforts used to protect its own most sensitive information of a similar nature),
(ii) as reasonably necessary to prosecute or defend litigation; in connection with financings, securities offerings, or merger or acquisitions; to provide information to tax or other governmental authorities, (iii) or to the extent such disclosure is reasonably necessary to comply with applicable governmental laws, regulations, or orders (provided that, if a Party is required to make any such disclosure of the other Party's Confidential Information, it will, to the extent it may legally do so, give reasonable advance notice to the latter Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise)).

                  5.4 NONDISCLOSURE OF TERMS. Each of the Parties agrees not to disclose to any third party the terms of this Agreement without the prior written consent of the other Party hereto, except to such Party's attorneys, advisors, investors, potential investors or acquirers or partners and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.

         6.       PAYMENTS.

                  6.1 INITIAL PAYMENT. Cytokinetics shall pay Exelixis an upfront fee of (i) [*] ($[*]) upon signing of the Agreement, and (ii) [*] ($[*]) upon delivery of the first [*] ([*]) Compounds hereunder (collectively, the "Upfront Fee"), which Upfront Fee is intended to [*] the Compounds to be delivered to Cytokinetics during the [*] of the Research Program. Exelixis shall invoice Cytokinetics for the first payment on the Effective Date, and the second payment upon the delivery of the first [*] ([*]) Compounds. Cytokinetics shall pay such invoices [*] of receipt. The [*] shall be [*] of Compounds by Cytokinetics. It is understood and agreed that Exelixis' right to receive and retain such payment is contingent upon Exelixis' obligation to deliver to Cytokinetics that number of Compounds (including their substantially related Program Compound Information) that correspond to such payments.

                  6.2 PAYMENT SCHEDULE. In consideration of Exelixis providing Compounds to Cytokinetics, Cytokinetics shall pay Exelixis at the rate of [*] U.S. Dollars ($[*]) per Accepted Plate, based upon a rate of [*] U.S Dollars ($[*]) per Compound and [*] ([*]) Compounds per Plate up to a [*] of
[*] ([*]) Compounds. All Accepted Plates shall be delivered promptly to Cytokinetics. Exelixis shall invoice Cytokinetics for each Accepted Plate at the rate provided herein within [*] days after the first business day of each calendar quarter.

                  6.3 DELIVERY TERMS. All deliveries shall be F.O.B. Exelixis shipping dock at the address located at the front of this Agreement, and Cytokinetics shall assume all shipping and

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

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insurance charges for delivery of such Compounds, which shall be billed directly to Cytokinetics from the carrier, unless otherwise agreed by the Parties.

                  6.4 PAYMENT TERMS. Subject to the acceptance of Compounds by Cytokinetics as set forth in Section 3.4.3, payments by Cytokinetics to Exelixis shall be due within [*] upon receipt of invoice from Exelixis; provided, it is understood and agreed that Cytokinetics shall have no obligation to make any payments to Exelixis, until such time as the [*] is [*] of the first [*] ([*]) of such Compounds by Cytokinetics.

         7.       REPRESENTATIONS AND WARRANTIES.

                  7.1 Each of the Parties hereby represents and warrants, as of the Effective Date, as follows;

                           (a)      It is a corporation or entity duly organized
and validly existing under the laws of the state or other jurisdiction of its incorporation or formation.

                           (b)      It has the full corporate power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                           (c)      All corporate acts and other proceedings
required to be taken to authorize such execution, delivery and consummation have been duly and properly taken and obtained.

                           (d)      This Agreement has been duly executed and is
a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.

                           (e)      It has not previously granted, and during
the Term (as defined in Section 8.1) will not make any commitment or grant any rights which are in conflict with the rights and licenses granted to other Party herein.

                  7.2 Each of the Parties hereby agrees to promptly notify the JRC of any change in its business which would be reasonably expected to materially delay or impair its ability to perform its obligations hereunder, so that the JRC may discuss and agree upon a reasonable resolution that addresses any POTENTIAL harm caused to the other Party by such anticipated delay or impairment.

         8.       TERM; TERMINATION.

                  8.1 TERM. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 8, continue in full force and effect until [*] ([*]) years from the Effective Date, as may be extended by Cytokinetics pursuant to Section 8.3 (the "Term").

                  8.2 [*] TERMINATION. Commencing upon the [*] of the Effective Date, this Agreement may be terminated [*], with [*], at any time for any reason upon ninety (90) days prior written notice [*]. Without limiting the foregoing [*], upon any such notice of termination under this

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Section 8.2, the Parties shall agree upon and issue a joint press statement
[*].

                  8.3 EXTENSION OF DELIVERY SCHEDULE OF COMPOUNDS. Cytokinetics [*] may extend the overall timeline for design, development and delivery of the Compounds (as summarized in Section 3.4.1-Table 1, for Years [*]), and, concurrent with such extension, extend the Term of this Agreement up to an additional [*], upon ninety (90) days prior written notice to Exelixis. Notwithstanding the above, the number of Compounds to be delivered by Exelixis to Cytokinetics in Year [*] shall be [*] ([*]) Compounds, and upon mutual agreement of the Parties, Cytokinetics may [*] the number of Compounds to be delivered by Exelixis in any given year, but such [*] shall not be [*] ([*]) Compounds per year.

                  8.4 TERMINATION FOR MATERIAL BREACH. Ether Party may terminate this Agreement for any material breach of this Agreement by the other Party, if such breach is not cured within sixty (60) days after the breaching Party receives written notice of such breach by the nonbreaching Party. Such termination shall be effective upon expiration of such sixty (60) day period.

                  8.5      EFFECTS OF TERMINATION.

                  8.5.1 ACCRUED RIGHTS. Termination of this Agreement shall not affect the rights and obligations of the Parties that accrued prior to the effective date of such termination.

                  8.5.2 CONFIDENTIAL INFORMATION. Upon request, each Party agrees to destroy any copies of Confidential Information of the other Party whenever the work hereunder for which they have been supplied is completed, discontinued or otherwise terminated, other than any Confidential Information contained within the Compounds and/or Program Compound Information, Reports and/or Records. Notwithstanding the above, the Parties expressly agree that one
(1) complete set of Confidential Information may be retained solely for evidentiary purposes.

                  8.5.3 MATERIALS. Upon any termination of this Agreement, other than for uncured failure to make payments due by Cytokinetics in accordance with Sections 6.1, 6.2, and/or 8.5.4, Exelixis shall cooperate fully and timely with Cytokinetics regarding the transfer to Cytokinetics of Cytokinetics' [*] Plates, Compounds (including any partial or completed compounds paid for by Cytokinetics), templates, starting materials, intermediates, synthons and building blocks relating to such Compounds (including any partial or completed compounds paid for by Cytokinetics) and necessary or useful for the synthesis thereof, Program Compound Information, Reports and Records.

                  8.5.4    COSTS AND PAYMENTS.

                           (a)      Upon notice of any termination of this
Agreement prior to expiration of its Term, Exelixis shall stop all further work under the Research Program, and use its best efforts to cancel any cancelable costs. Notwithstanding anything to the contrary in this Agreement, Cytokinetics shall have no obligation to make any payments to Exelixis for any Compounds delivered after notice of such termination that fail to meet the QCC.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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
                           (b)      If [*] under Section 8.2, Cytokinetics shall
pay Exelixis (i) in [*] for any compounds [*] for synthesis by the JRC [*]; provided, such compounds meet the QCC or are accepted by the JRC as Compounds (or if the IRC is no longer in existence, by mutual agreement of the Parties), and are delivered to Cytokinetics, with their substantially relating Program Compound Information, within [*] ([*]) months after such submission for synthesis by the JRC, and (ii) [*] of all actual, reasonable, documented, non-cancelable costs incurred by Exelixis prior to the effective date of such termination, to the extent such costs were approved by the JRC (or if incurred after the effective date of such termination, to the extent such costs are [*] and are necessary to synthesize and deliver such Compounds), and subject to Exelixis using [*] to cancel all cancelable costs. Within thirty (30) days of delivery of the last of the Compounds in accordance with this Section 8.5.4(b), Exelixis shall provide Cytokinetics with an invoice setting forth the amount owed for such Compounds ([*]), its actual, reasonable, documented, non-cancelable costs incurred by Exelixis for the conduct of the Research Program prior to the effective date of such termination, and such costs incurred by Exelixis and [*] after the effective date of such termination and prior to the effective date of delivery of the last of the Compounds (and to the extent any amounts remain from any moneys previously paid by Cytokinetics to Exelixis, the outstanding balance in such account).

                           (c)      If Exelixis terminates this Agreement
pursuant to Section 8.4 due to Cytokinetics' material breach, Cytokinetics agrees to pay Exelixis (i) in [*] for any compounds that meet the QCC or are accepted by JRC as Compounds, and are delivered to Cytokinetics, with their substantially relating Program Compound Information, prior to the effective date of termination, and (ii) [*] of all actual, reasonable, documented, non-cancelable costs incurred by Exelixis prior to the effective date of termination, to the extent such costs were approved by the JRC and subject to Exelixis [*] to cancel all cancelable costs. Within thirty (30) days of any such termination, Exelixis shall provide Cytokinetics with an invoice setting forth the amount owed for such Compounds ([*]), and its actual, reasonable, documented, non-cancelable costs incurred by Exelixis for the conduct of the Research Program prior to the effective date of such termination (and to the extent any amounts remain from any moneys previously paid by Cytokinetics to Exelixis, the outstanding balance in such account).

                           (d)      If Cytokinetics terminates this Agreement
pursuant to Section 8.4 due to Exelixis' material breach, without limiting any remedies Cytokinetics may have at law, Cytokinetics agrees to pay Exelixis in [*] for any compounds that meet the QCC or are accepted by JRC as Compounds, and are delivered to Cytokinetics, with their substantially relating Program Compound Information, prior to the effective date of termination. Within thirty
(30) days of any such termination, Exelixis shall provide Cytokinetics with an invoice setting forth the amount owed for such Compounds ([*]) (and to the extent any amounts remain from any moneys previously paid by Cytokinetics to Exelixis, the outstanding balance in such account).

                           (e)      Subject to delivery to Cytokinetics of the
materials and information listed in Section 8.5.3, and verification by Cytokinetics of Exelixis' invoice, within

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                      -14
thirty (30) days after receipt of adequate documentation therefor, the Parties shall settle, in accordance with this Section 8.5.4, any such outstanding amounts. If there is a balance owed to Exelixis, Cytokinetics shall make a payment to Exelixis (and/or Exelixis may retain from moneys previously paid by Cytokinetics) for such Compounds and, except for termination of this Agreement due to Exelixis' material breach, such Exelixis' costs. Following settlement of such outstanding amounts, if there is a balance remaining in Exelixis' accounts from any moneys previously paid by Cytokinetics to Exelixis, Exelixis shall refund such amounts to Cytokinetics.

                  8.6. SURVIVAL. The provisions of Articles 4, 5, 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 and Sections 6.1, 8.5 and 8.6
shall survive termination or expiration of this Agreement for any reason. Upon any termination of this Agreement, neither Party shall have any ongoing obligation to the other Party, except as expressly provided herein.

         9. PUBLICITY. The Parties shall issue a mutually agreed-upon joint press release to announce the signing of this Agreement; thereafter, Exelixis and Cytokinetics may each disclose to third parties the information contained in such press release without the need for further approval by the other.

         10. PUBLIC PRESENTATIONS. The Parties acknowledge that they, independently or jointly, may wish to make a Public Presentation of information and data generated in the course of the Research Program. The term "Public Presentation" shall mean the submission for publication of any manuscript, abstract or other form of public presentation, including, without limitation, posters, doctoral theses, slides and texts of oral presentations, and texts of any transmission through any electronic media, e.g. any computer access system such as the Internet, World wide Web, etc.

The Party wishing to make a Public Presentation (the "Publishing Party") shall provide to the other Party (the "Non-Publishing Party") a complete copy of its proposed publication at least thirty (30) days prior to the date of its intended submission for publication, and agrees, upon request, not to submit any such abstract or manuscript for publication until (i) the Non-Publishing Party is given a reasonable period of time to secure patent protection for any material in such proposed publication which it believes to be patentable, and (ii) to remove, at the Non-Publishing Party's reasonable request, any Confidential Information of the Non-Publishing Party and/or any [*] contained within such proposed publication. Both Parties understand that a reasonable commercial strategy may require delay of publication of information contained within a Public Presentation for filing of patent applications. Neither Party shall have the right to publish or present Confidential Information of the other Party or any [*] in any Public Presentation without the other Party's prior written consent. Subject to the foregoing, at the Non-Publishing Party's reasonable request, the Publishing Party shall remove the [*] and Non-Publishing Party's Confidential Information from such proposed publication. The Publishing Party agrees to provide the Non-Publishing Party with a final copy of the proposed publication prior to its disclosure.

Nothing contained in this Article 10 is intended to grant any right or license to either Party to commercialize or file patent applications on any information of the Publishing Party that is included in such Public Presentation. Any disputes between the Parties regarding delaying a Public Presentation to permit the filing of a patent application shall be referred to the JRC.

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

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         11.      INDEMNIFICATION.

                  11.1 INDEMNIFICATION. Each Party agrees to be responsible and assume liability for its own acts, gross negligence, and/or willful misconduct, including those of its employees, Affiliates, independent contractors and other agents, to the full extent permitted by law, and shall indemnify and hold the other Party, and its employees, Affiliates, directors and agents, harmless from and against any third party claims or liabilities (including, without limitation, reasonable attorney's fees) arising from any such acts or gross negligence, and/or willful misconduct; provided, however, that the Party entitled to indemnification pursuant to this Article 10 shall cooperate with the indemnifying Party in defending against any such claims or liabilities and shall not settle any such claim without the prior consent of the indemnifying Party, which consent shall not be unreasonably withheld.

                  11.2 PROCEDURES. A Party (the "Indemnitee") that intends to claim indemnification under this Article 11 shall promptly notify the other Party (the "Indemnitor") in writing of any claim, complaint, suit, proceeding or cause of action in respect of which the Indemnitee intends to claim such indemnification (for purposes of this Section 11.2, each a "Claim"), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification under this Article 11 shall not apply to amounts paid with respect to settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable period of time after the commencement of any such claim, suit or proceeding, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article 11. Without limiting the foregoing, the Indemnitee shall keep the Indemnitor fully informed of the progress of any Claim for which it intends to claim, indemnification under this Article 11.

         12. FORCE MAJEURE. Except with respect to the payment of monies due hereunder and the responsibility to maintain the confidentiality of Confidential Information and the obligations of non-disclosure and non-use thereof, neither Party shall be considered in default in the performance of any obligation hereunder to the extent that the performance of such obligation is prevented or delayed by fire, flood, explosion, strike, war, insurrection, embargo, government requirement, civil or military authority, natural disaster or any other event, occurrence or condition which is not caused, in whole or in part, by that Party and which is beyond the reasonable control of that Party.

         13.      DISCLAIMER.

                  13.1 EACH PARTY ACKNOWLEDGES THAT THE COMPOUNDS AND PROGRAM COMPOUND INFORMATION WHICH WILL BE PRODUCED PURSUANT TO THE RESEARCH PROGRAM ARE EXPERIMENTAL AND THEIR PROPERTIES ARE NOT COMPLETELY KNOWN. EACH PARTY SHALL BEAR FULL RESPONSIBILITY FOR SAFE HANDLING, STORAGE, TRANSFER AND USE OF ANY COMPOUNDS AND PROGRAM COMPOUND INFORMATION IN ITS POSSESSION.

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

                  13.2 EACH PARTY AGREES TO ACT IN ACCORDANCE WITH ALL IMPORT/EXPORT LAWS AND ENVIRONMENTAL AND DRUG LAWS AND REGULATIONS AND ALL OTHER LAWS AND REGULATIONS APPLICABLE TO THE USE AND POSSESSION OF THE COMPOUNDS AND PROGRAM COMPOUND INFORMATION.

                  13.3 EXCEPT AS EXPRESSLY SET FORTH HEREIN, COMPOUNDS AND PROGRAM COMPOUND INFORMATION PROVIDED HEREUNDER. ARE PROVIDED "AS IS" AND WITHOUT WARRANTY OR CONDITIONS OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

                  13.4 WITHOUT LIMITING THE PARTIES' RESPECTIVE INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES INCURRED BY THE OTHER PARTY, INCLUDING LOST PROFITS OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER BASED IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE) OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY PROVIDED HEREIN.

         14. GOVERNING LAW. The validity and interpretation of this Agreement and the legal relations of the Parties under this Agreement shall be governed by the laws of the State of California, without reference to its conflict of laws principles.

         15. ASSIGNMENT. This Agreement shall not be assignable by either Party without the prior written consent of the other Party; except that Exelixis or Cytokinetics may assign, at their discretion, the Agreement without such consent (i) to an Affiliate, or (ii) to a third party pursuant to merger, acquisition, consolidation, reorganization or sale of all or substantially all of its assets to which this Agreement relates; provided that, such assignee or transferee has agreed in writing to be bound by the terms and conditions of this Agreement. Any attempted assignment contrary to this Article 15 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns.

         16. HEADINGS. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

         17. INDEPENDENT CONTRACTOR. For the purposes of this Agreement and all services to be provided hereunder, each Party shall be, and shall be deemed to be, an independent contractor and not an agent or employee of the other Party. Neither Party shall have authority to make any statements, representations or commitments of any kind, or take action, which shall be binding on the other Party, except as may be explicitly provided for herein or authorized by the other Party in writing.

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         18.      SEVERABILITY. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided the surviving agreement materially comports with the parties' original intent.

         19. WAIVER. Waiver or forbearance by either Party or the failure by either Party to claim a breach of any provision of this Agreement or exercise any right or remedy provided by this Agreement or applicable law, shall not be deemed to constitute a waiver with respect to any subsequent breach of any provision hereof.

         20. NOTICES. Any notice, payment or report required or permitted to be given under this Agreement shall be deemed to have been sufficiently given if mailed by first class certified or registered airmail addressed to the Parties as follows:

              Exelixis - U.S. Postal Service:
                     Exelixis, Inc.
                     170 Harbor Way
                     P.O. Box 511
                     South San Francisco, California 94083-0511 USA
                     Attention: Vice President, Corporate Technology Development

              Exelixis - Other Mail Delivery Carrier:
                     Exelixis,Inc.
                     169 Harbor Way
                     South San Francisco, California 94080 USA
                     Attention: Vice President, Corporate Technology Development

              Cytokinetics:
                     Cytokinetics, Inc.
                     280 East Grand Avenue
                     South San Francisco, California 94080
                     Attention: Senior Vice President, Finance and Corporate
                                Development
                                Chief Financial Officer

         21. ENTIRE AGREEMENT. This instrument contains the entire agreement between the Parties hereto as to the subject matter hereof. The provisions of the Confidential Disclosure Agreement, entered into on February 12, 2001, is expressly superseded and terminated hereby, and any confidential or proprietary information disclosed thereunder shall be subject to the terms of this Agreement. No verbal agreement or representation between the Parties hereto either before, during or after execution of this Agreement shall affect or modify any of the terms or obligations herein. No amendment or modification of any term, provisions or conditions of this Agreement shall be binding or enforceable unless in writing and signed by each of the Parties. This Agreement may be executed in counterparts, each of which taken together shall be considered part of the entire document.

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

The undersigned represent that they are duly authorized to execute this Agreement.

CYTOKINETICS, INC.                             EXELIXIS, INC.

BY: /s/ Robert I. Blum                         By: /s/ Glen Y. Sato
    -------------------------                      ----------------------------

Name: Robert I. Blum                           Name: Glen Y. Sato

Title: ______________________                  Title: CFO and VP, Legal Affairs

Date: 12/28/01                                 Date: 12/28/01

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                                   APPENDIX A

                                RESEARCH PROGRAM

1) LIBRARY SCOPE & SIZE;

A library of [*] compounds based on [*] will be designed jointly by Cytokinetics and Exelixis and subsequently synthesized by Exelixis.

2) LIBRARY CONSTRUCTION:

[*] compounds will be derived from [*] libraries of [*] compounds. Each of the [*] libraries will be derived from [*] of [*] and a [*] of [*] per [*] (each, a "Library"). The details and identity of [*] component for the [*] will be determined by the JRC. Approximately [*] of each compound will be prepared and quality controlled by [*]. [*]. For [*] compounds per plate, a [*] of [*] per Plate will be transferred to Cytokinetics (that is, [*]). Following delivery of the [*] Plate within a Library, Exelixis shall deliver to Cytokinetics a [*] of [*] of each [*] used in such Library. Cytokinetics shall own all right, title and interest in such delivered [*], and shall have the right to use and exploit such [*] without limitation or obligation to account to Exelixis to the extent allowed under Section 4 of the Agreement.

3) EXELIXIS COMPOUND PLATE FORMAT:

Exelixis formats screening plates in a [*] plate format with [*], i.e., a total of [*] compounds per plate.

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

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                                   APPENDIX B

                            QUALITY CONTROL CRITERIA

[*]

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.


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[*]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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